Exhibit 99.1

Name and Address of Additional Reporting Persons:

The principal business address for each member of the Slim Family is:

Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Ciudad de México, México

The principal business address for Carso Energy Corp. is:

900 Avenue S
Grand Prairie, Texas 75050

Explanation of Responses:

Beneficial Ownership

As of the date of this filing, (i) Control Empresarial de Capitales S.A. de C.V. (“Control Empresarial”), formerly known as Inversora Carso, S.A. de C.V., owns 23,820,183 shares of Class A Common Stock, $0.001 par value per share (the “Class A Common Shares”) and (ii) the Slim Family, which are beneficiaries of a Mexican trust that in turn owns all of the issued and outstanding voting equity securities of Control Empresarial, may be deemed to beneficially own indirectly the Class A Common Shares beneficially owned by Control Empresarial. The Class A Common Shares beneficially owned by Control Empresarial constitute approximately 19.8% of the 120,148,336 issued and outstanding Class A Common Shares, as reported in the Form 10-Q filed by the Issuer with the SEC on July 31, 2020. As a result, the Slim Family may also be deemed to beneficially own approximately 19.8% of the 120,148,336 issued and outstanding Class A Common Shares, as reported in the Form 10-Q filed by the Issuer with the SEC on July 31, 2020. Carso Energy Corp. is a wholly-owned subsidiary of Carso Electric, S.A. de C.V., a wholly-owned subsidiary of Carso Energy, S.A. de C.V., a subsidiary of Grupo Carso, S.A.B. de C.V. (“Grupo Carso”). The members of the Slim Family are beneficiaries of a Mexican trust which controls Grupo Carso. Carso Energy Corp. may be deemed to be part of a group with Control Empresarial and the Slim Family pursuant to Rule 13d-5(b).

Signature Page

Carlos Slim Helú

Carlos Slim Domit	By:	/s/ Marco Antonio Slim Domit
Marco Antonio Slim Domit
Marco Antonio Slim Domit		Attorney-in-Fact*
September 22, 2020
Patrick Slim Domit

María Soumaya Slim Domit

Vanessa Paola Slim Domit

Johanna Monique Slim Domit

CONTROL EMPRESARIAL DE CAPITALES S.A. DE C.V. (f/k/a INVERSORA CARSO, S.A. DE C.V.)

By: Armando Ibáñez Vázquez Title: Attorney-in-Fact

CARSO ENERGY CORP.

By: Luis Fernando Meillon Del Pando Title: Attorney-in-Fact

* See the Powers of Attorney for the members of the Slim Family and Control Empresarial (f/k/a Inversora Carso, S.A. de C.V.), which are filed as exhibits to the Form 4 filed by the Slim Family and Control Empresarial (f/k/a Inversora Carso, S.A. de C.V.) with the SEC on February 12, 2018 in connection with their sale of Class A Common Shares, par value $0.10 per share of The New York Times Company, the Power of Attorney for Carso Energy Corp., filed as Exhibit 99-1 to the Schedule 13G/A filed by the Slim Family, Control Empresarial (f/k/a Inversora Carso, S.A. de C.V.) and Carso Energy Corp. with the SEC on November 13, 2019 in connection with their ownership of the Issuer, and the Joint Filing Agreement among the Slim Family, Control Empresarial (f/k/a Inversora Carso, S.A. de C.V.) and Carso Energy Corp., filed as Exhibit 99-2 to the Schedule 13G/A filed by the Slim Family, Control Empresarial (f/k/a Inversora Carso, S.A. de C.V.) and Carso Energy Corp. with the SEC on November 13, 2019 in connection with their ownership of the Issuer, which are hereby incorporated herein by reference.